UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 9, 2006
Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

On June 9, 2006, in connection with the operation of the employment agreement dated March 6, 2006 (the "Agreement") between Mr. Russel Marvin, Chief Operating Officer of MTI MicroFuel Cells Inc. and MTI MicroFuel Cells Inc. ("MTI Micro"), a majority-owned subsidiary of Mechanical Technology Incorporated ("MTI"), and Mr. Marvin's election under the Agreement related to compensation and equity parity with the Chief Executive Officer ("CEO") of MTI Micro, (1)MTI granted Mr. Marvin additional options to purchase 5,000 shares of MTI common stock which vest in equal quarterly amounts over a four-year period at the rate of 6.25% per quarter, with the first vesting to occur three months from the date of the Agreement or June 6, 2006; (2) in order to conform their terms to the terms of the CEO's performance-based options, MTI modified the terms of Mr. Marvin's existing 150,000 performance-based MTI stock options, from vesting upon the public announcement that MTI Micro has completed its milestone to have available operationally robust units for field testing by the end of 2006, to vesting upon the earlier of the public announcement that MTI Micro has completed its milestone to have available operationally robust units for field testing by the end of 2006 or December 31, 2008; and (3) in order to be consistent with the terms of the CEO's employment contract, MTI Micro agreed to reimburse Mr. Marvin up to $7,000 for the cost of any attorney's fees incurred in connection with his legal representation concerning the Agreement.

The forgoing stock options issued to Mr. Marvin were granted on June 9, 2006 and were priced based on the closing price of the Company's stock on the NASDAQ National Market System of $3.19.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: June 12, 2006	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President, Chief Financial Officer and Secretary

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